Exhibit 2.2

AMENDMENT NO. 2
TO
STOCK AND ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2, dated as of October 2, 2017 (this “Amendment”), to the Stock and Asset Purchase Agreement, dated as of March 1, 2015, as amended (the “Purchase Agreement”), by and between Ethicon, Inc., a Delaware corporation (“Seller”) and Cardinal Health, Inc., a Delaware corporation (“Buyer”).
WHEREAS, the parties desire to amend certain provisions of the Purchase Agreement as described herein;
NOW, THEREFORE, in consideration of the mutual agreements set forth in the Purchase Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:
1.Definitions. Terms used herein and not defined shall have the meanings ascribed thereto in the Purchase Agreement.

2.Use of Trademarks.

a.	Section 7.01(b) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Seller hereby grants, and shall cause its Affiliates to grant, to Buyer and its Affiliates permission to use the Trademarks currently used in the Business as of the Applicable Closing Date (other than the Trademarks included in the Transferred IP) as specifically set forth on Schedules 3.04 and 3.10(a)(ii) to the Disclosure Letter, solely to the extent that such Trademark appears on any Transferred Asset conveyed pursuant hereto, including Inventory (collectively, the “Seller Trademarked Items”) until (i) the depletion of such Seller Trademarked Items for finished goods inventory produced prior to October 2, 2018 and (ii) in the case of any other Transferred Asset, including any other Inventory, until October 2, 2018 (such date, the “Expiration Period”). When the Expiration Period expires, Buyer is responsible for the destruction and disposal of any remaining Seller Trademarked Items bearing the name or trademark of Seller or its Affiliates then in Buyer’s possession or returned to Buyer after the Expiration Period. Buyer and its Affiliates hereby agree to indemnify Seller and the other Seller Indemnitees from and against any and all Damages incurred or suffered as a result of such permitted use of Seller Trademarked Items in this Section 7.01(b), except to the extent that any such Damages result from the fraud or willful misconduct of Seller or any of its Affiliates.
Buyer will use commercially reasonable efforts to include representatives of Seller and/or its Affiliates in all local country meetings and conversations with regulatory and health authorities related to Product license renewals, label changes and BSI certificates and will keep Seller updated on the status of the transition from Seller labeling and certificates to Buyer labeling and certificates in such countries.  In the event representatives of Seller and/or its Affiliates are not present during any meetings described above, Buyer will, at the request of Seller, provide a written summary of such meetings to Seller”

3.Dispute Resolution. Notwithstanding anything to the contrary in any Country Transfer Agreement, all disputes arising in connection with any Country Transfer Agreement will be resolved pursuant to the applicable provisions of the Purchase Agreement.

4.Effect of Amendment. This Amendment shall not constitute an amendment or waiver of any provision of the Purchase Agreement not expressly amended or waived herein and shall not be construed as an amendment, waiver or consent to any action that would require an amendment, waiver or consent except as expressly stated herein. The Purchase Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby.

5.Counterparts. This Amendment may be executed in two or more counterparts and such counterparts may be delivered in electronic format (including by fax or in portable document format (.pdf)), each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Amendment.

6.Governing Law. This Amendment shall be governed by the law of the State of New York without reference to the choice of law doctrine of such state.

7.Other Miscellaneous Terms. The provisions of Article XI (Miscellaneous) shall apply mutatis mutandis to this Amendment, and to the Purchase Agreement, taken together as a single agreement, reflecting the terms as modified hereby.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

CARDINAL HEALTH, INC.

By:	/s/ William Owad
Name:	William Owad
Title:	SVP, Integration

ETHICON, INC.

By:	/s/ Alan Rae
Name:	Alan Rae
Title:	Vice President, Business Development